NEWS RELEASE

[GRAPHIC OMITTED - Company's Logo]

BURLINGTON
RESOURCES

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
To:   Daily Papers, Trade Press           For:  Immediate      Burlington Contacts:
      Financial and Security Analysts           Release        Financial:  John Carrara        713-624-9548
                                                                           Ellen DeSanctis     713-624-9256


                                                               Media:      James Bartlett      713-624-9354

                                                               Canadian Hunter Contacts:
                                                               Media:      Steve Savidant      403-260-1849
                                                               Financial:  Steve Soules        403-260-1006
                                                                           Barb Stretch        403-260-1715

       Burlington Resources Web site:            www.br-inc.com                                                 BR0122
       Canadian Hunter Web site:                 www.canadianhunter.com
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                     BURLINGTON RESOURCES AGREES TO ACQUIRE
                           CANADIAN HUNTER EXPLORATION
                          FOR U.S. $2.1 BILLION IN CASH

      Transaction strengthens opportunity portfolio and heightens emphasis on returns-based investing and North American natural gas

     Houston, Texas and Calgary, Alberta, Oct. 9, 2001 - Burlington Resources Inc. (NYSE: BR) and Canadian Hunter Exploration Ltd. (TSE: HTR) today announced that they have entered into an agreement pursuant to which Burlington will make an offer to holders of the outstanding shares of Canadian Hunter to acquire all such shares for cash consideration of CDN $53 per share, representing an aggregate value of approximately U.S. $2.1 billion in cash (CDN $3.3 billion).

     Canadian Hunter is one of Canada's most successful independent oil and gas companies. The acquisition of Canadian Hunter enhances Burlington's stature as a key player in the North American natural gas production business. It will almost double Burlington's existing investment in Canada, and add a portfolio of attractive producing properties characterized by low operating costs, long-lived reserves and promising exploration and exploitation potential.

     Burlington will gain estimated proved reserves of 1.2 trillion cubic feet of natural gas and 6.2 million barrels of oil, along with approximately two million net undeveloped acres and


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extensive seismic data. Burlington has allocated $228 million of the aggregate purchase price to the undeveloped acreage and seismic data, and $250 million for processing plants and other infrastructure. In 2001, Burlington expects Canadian Hunter to average net production of 430 million cubic feet per day of natural gas and 2,700 barrels per day of oil and condensate. All volumes are reported using U.S. standards. Based on these data, Burlington's purchase cost equates to $1.27 per thousand cubic feet equivalent (Mcfe) of proved natural gas reserves and $4,640 per Mcfe of daily production.

     The agreement was unanimously approved in special meetings of both companies' boards of directors, and the transaction is expected to close later in 2001. Merrill Lynch and Morgan Stanley acted as Burlington's financial advisors, and committed U.S. $1.9 billion of the total financing for the transaction. CIBC World Markets Inc. and Goldman, Sachs & Co. acted as Canadian Hunter's financial advisors.

     "The addition of Canadian Hunter's outstanding assets and highly talented people represents a unique opportunity for Burlington," said Bobby S. Shackouls, Burlington chairman, president and chief executive officer. "We have been studying Canadian Hunter's assets for some time, and they are the right fit with our North American natural gas strategy and our returns-based investing. Canadian Hunter's combination of current production, outstanding long-range potential, high working interests and its proximity to our own major production in Canada make it a crown jewel."

     "Over the past 28 years, Canadian Hunter has grown into one of the most successful natural gas producers in Canada through its relentless pursuit of value," said Steve Savidant, Canadian Hunter president and CEO. "Burlington's offer reflects the extremely high quality of our team of people and our large inventory of exploration and development opportunities in core areas in western Canada and Argentina. I believe our two organizations have complementary assets and skillsets, and together will create a combined entity with an even stronger natural gas focus in North America."

     "Burlington is a very strong exploration and production company that recognizes the value in Canadian Hunter's elite people and assets," said James
K. Gray, Canadian Hunter's co-founder and chairman. "We were one of Canada's first gas-focused exploration and production companies. Our discovery of the Deep Basin in 1976 - a giant among North American gas fields - helped build our company and establish Canada's modern natural gas industry. I am pleased that our employees will be joining a company that values superior technical and operational expertise, all of which Canadian Hunter brings. This transaction works from the standpoint of our employees as well as our shareholders."

     Burlington also announced that it intends to further high-grade its portfolio by offering for sale certain existing properties that do not fit its preferred asset profile. The company further disclosed that it would continue its share buyback program, which is authorized to spend $1 billion on share repurchases. Under this existing authorization, the company has spent nearly $694 million to repurchase 16.3 million shares. "In recognition of the changing industry


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environment, we will keep the repurchase authorization open, and continue to use it appropriately," Shackouls added.

     The acquisition offers these additional benefits to Burlington:

o Leadership in North American natural gas - The addition of Canadian Hunter's assets enhances Burlington's position as a leading independent company in North American natural gas production and reserves. The focus of both companies is natural gas, which constitutes 97 percent of Canadian Hunter's reserves, and 80 percent of Burlington's reserves.

o Increased size and scale - Excluding the impact of asset sales, the addition of Canadian Hunter's volumes represents nearly 20 percent of Burlington's 2001 expected full-year average natural gas equivalent volumes. Burlington estimates that net of divestitures, its future production growth will average between 3 and 8 percent annually. Reserves, again excluding the impact of divestitures, will expand by 12 percent to 11.5 trillion cubic feet of natural gas equivalent, based on Burlington's year-end 2000 reserves and Canadian Hunter's current reserves.

o Major field development exposure - Burlington will gain Canadian Hunter's dominant position in Canada's Deep Basin, North America's third-largest natural gas field, which is only partially developed. Canadian Hunter holds interests in approximately 1.5 million acres in the basin, which features 17 major producing horizons. It is similar to the San Juan Basin in the U.S., where Burlington has utilized its conventional gas and coalbed methane expertise to become the leading producer.

o Broad-based basin exposure - Canadian Hunter holds interests in a number of other important producing areas in the Western Canadian Sedimentary Basin, among them Border, Corridor, Kaybob, Ferrybank, Chedderville, Claresholm and Lethbridge. Burlington already has contiguous production in many of these areas.

     Burlington will host a meeting of investors and analysts today at 10:30 a.m. Eastern time at the St. Regis Hotel in New York to discuss this transaction. The meeting will be accessible via Web cast (audio and presentation materials) through Burlington's Web site, www.br-inc.com, or via an audio-only dial-in teleconference at (888) 400-7918, with visual presentation materials available for downloading from the Web site. A replay of the meeting will also be available beginning at 3:45 p.m. (Eastern time) today through midnight Oct. 23, 2001. The replay can be accessed by telephone at (800) 475-6701 in the U.S. or at (320) 365-3844 internationally. The access code is 607072. The meeting replay is also archived on the Burlington Web site for the same time period.

     Under the terms of the agreement the offer will be made by Burlington or one of its subsidiaries. The offer will be conditional upon at least two-thirds of the Canadian Hunter shares being tendered, on there being no material adverse change in the business of Canadian Hunter, or there being no occurrence of certain disaster events, and other customary closing conditions, including receiving applicable regulatory approvals. The formal offer and take-over bid

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documents are expected to be mailed to Canadian Hunter's shareholders as soon as practicable. The offer will expire 35 days thereafter, unless extended by Burlington. Completion of the transaction is expected in late 2001.

     Canadian Hunter's financial advisors have advised the board that the consideration to be received by shareholders pursuant to the offer is fair, from a financial point of view. Canadian Hunter's board of directors will recommend that Canadian Hunter shareholders accept the offer. Additionally the board has agreed to waive the application of the company's shareholders' rights plan immediately before expiry of the offer. The agreement provides that Canadian Hunter will pay to Burlington a non-completion fee of U.S. $54 million (CDN $85 million) in certain circumstances and further, that while Canadian Hunter has agreed not to solicit further offers, the board of directors of Canadian Hunter may respond to other offers in accordance with their fiduciary responsibilities, subject to certain conditions.

     Canadian Hunter is a Calgary based oil and natural gas producer, with natural gas comprising approximately 97 percent of its production and reserves. Additional information is available on the Canadian Hunter Web site at www.canadianhunter.com. Canadian Hunter is listed on The Toronto Stock Exchange under the symbol HTR.

     Headquartered in Houston, Texas, Burlington Resources is one of the world's largest independent oil and gas companies. The company has properties in the U.S., Canada, the United Kingdom, South America, Africa and China. Additional information is available on the Burlington Resources Web site at www.br-inc.com.


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FORWARD-LOOKING STATEMENT


This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.